Mail Stop 3561

      							November 22, 2005

Casey Forward,
Chief Financial Officer
Suite 1020 - 400 Burrard Street
Vancouver, British Columbia, V6C 3A6


	Re:	Stream Communications Network and Media, Inc
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed May 2, 2005

		Form 6-K for Fiscal Quarter Ended March 31, 2005
      File No. 000-30942



Dear Mr. Forward:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. Forward
Stream Communications Network and Media, Inc
September 30, 2005
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE